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                                                                     EXHIBIT 2.2

                CORE TECHNOLOGY DEVELOPMENT AND LICENSE AGREEMENT
                                 by and between
                         MICROCIDE PHARMACEUTICALS, INC.
                                       and
                                 EPIGENIX, INC.


         This CORE TECHNOLOGY DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is entered into as of the 14th day of January, 1998 (the "Effective Date") by and between MICROCIDE PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business at 850 Maude Ave., Mt. View, CA 94043 ("Microcide"), and EPIGENIX, INC., a Delaware corporation having a principal place of business at 850 Maude Ave., Mt. View, CA 94043 ("EpiGenix"), with reference to the following:

                                    RECITALS

         WHEREAS Microcide is a biopharmaceuticals company in the business of discovering, developing, and commercializing novel antimicrobials for the treatment of serious bacterial and fungal infections;

         WHEREAS EpiGenix is a company established to use genomic approaches, including surrogate genetics, to discover, develop, and commercialize products for use in human health, animal health, agriculture, and the like; and

         WHEREAS the parties wish to develop products in their respective fields, based on existing technology owned and retained by Microcide and existing technology owned by Microcide and transferred or licensed to EpiGenix, as well as on new technology developed during a period of joint development; and

         WHEREAS the parties have entered into a Stock Purchase Agreement, by which Microcide is acquiring certain shares of stock in EpiGenix (the "Stock Purchase Agreement"), and an Anti-Viral Research Collaboration Agreement, by which the parties agree to collaborate in developing certain viral therapeutics technology (the "Research Collaboration Agreement"), both of which are executed concurrently herewith (collectively, the "Ancillary Agreements");

         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement and in the Ancillary Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:


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                                    AGREEMENT

SECTION 1:  DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. For purposes of this Agreement, the following words and phrases shall have the following meaning:

         "Affiliate" shall mean, with respect to a party, any person, corporation or other business entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a party. For this purpose, control of a corporation or other business entity shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or greater interest in the equity of, such corporation or other business entity.

         "Assigned Technology" shall mean the issued patents, pending patent applications, invention disclosures and certain technology owned by Microcide, which Microcide has the right to assign to EpiGenix without obligation (or for which EpiGenix agrees to pay any sublicensing royalties) relating to Surrogate Genetics, informatics and genome sciences [ * ], or relating primarily to the EpiGenix Field, as more specifically identified in Exhibit A together with a description of any applicable royalties.

         "Change in Control" shall mean the occurrence of one of the following events or circumstances with respect to a party to this Agreement:

                  (a) as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, consolidation, merger or otherwise, any entity or individual becomes the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, directly or indirectly, of fifty percent (50%) of the then outstanding voting shares or other equity interests of a party;

                  (b) in any share exchange, extraordinary dividend, acquisition, disposition or recapitalization (or series of related transactions of such nature), the holders of voting securities of the respective party immediately prior thereto do not continue to beneficially own voting securities or other equity interests representing at least a majority of the same ownership and voting interests of the total combined entity (or any successor entity) immediately thereafter;

                  (c) the party files a petition in bankruptcy, insolvency or similar law for the protection of all or a substantial portion of its assets against creditors whether such filing is in a state or federal court and whether it is on a voluntary or involuntary basis, provided such filing or plan is not dismissed or vacated within thirty (30) days, or a plan of liquidation or dissolution of a party is submitted to and approved by the holders of voting securities of such party;

                  (d) the sale or disposition by a party (in one transaction or a series of transactions) of all or substantially all of such party's assets;

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  the Commission. Confidential treatment has been requested with respect to the
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                  (e) any entity or individual is granted the right to appoint a majority of the members of the board of directors of the respective party through a proxy contest or otherwise; or

                  (f) the board of directors of a party approves, or that party enters into, an agreement providing for a transaction, event or development that constitutes (or would constitute if consummated) a Change of Control of that party pursuant to (a) through (e) above.

         "FDA" shall mean the United States Food and Drug Administration or any successor agency thereof.

         "Intellectual Property Rights" shall mean, collectively, worldwide Patents, Trade Secrets, Copyrights, Trademarks, moral rights, know-how (whether or not patentable), and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing. For purposes of this
Agreement: (i) "Patents" shall mean all patent rights and all right, title, and interest in all letters patent or equivalent rights and applications, including provisional applications, and all government issued or granted indicia of invention ownership, including any reissue, extension, division, continuation, or continuation-in-part applications and patents throughout the world; (ii) "Trade Secrets" shall mean all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (c) "Copyrights" shall mean all copyrights, all other literary property and authorship rights, and all right, title, and interest in all copyrights, copyright registrations, certificates of copyright and copyright interests throughout the world; and (iii) "Trademarks" shall mean all right, title, and interest in all trademark, service mark, trade name, and trade dress rights arising under the common law, state law, federal law, and laws of foreign countries, and all right, title, and interest in all trademark, service mark, trade name, domain name, and trade dress applications and registrations interests throughout the world.

         "Joint Technology" shall mean that technology, including Intellectual Property Rights therein, jointly developed by the parties during the three (3) year period following the Effective Date, in the areas of molecular diversity, high throughput screening ("HTS"), informatics, and genomic sciences, and such other technology as the parties shall mutually agree. The parties hereto agree that the Joint Technology Committee shall amend Exhibit F attached hereto to include a definition of such technology within thirty (30) days after the Effective Date.

         "Licensed Patents" shall mean the Patents, invention disclosures, owned or licensed by Microcide, which Microcide has the right to license to EpiGenix without obligation (or for which EpiGenix agrees to pay any sublicensing royalties), and relating to both the EpiGenix Field and fields of use outside the EpiGenix Field, as listed in Exhibit B.

         "Licensed Technology" shall mean all technology, including Intellectual Property Rights therein, owned or licensed by Microcide (other than the Assigned Technology and Joint Technology), including Licensed Patents which Microcide has the right to license to EpiGenix


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without obligation (or for which EpiGenix agrees to pay any sublicensing royalties), as of the Effective Date of this Agreement, and during the three (3) years following the Effective Date (provided that such period shall terminate earlier upon the closing of a transaction in which EpiGenix or Microcide shall consummate a Change in Control), and in each case which are necessary or materially useful in the EpiGenix Field; provided, however, [ * ].

         "Microcide Field" shall mean research and development of products for infectious diseases caused by bacteria, fungi, viruses or other infectious agents, for use in [ * ].

         "Microcide Joint Technology" shall mean the Joint Technology primarily relating to molecular diversity and HTS technology.

         "EpiGenix Field" shall mean research, development and commercialization of products using genomics (for gene identification), functional genomics (for functional characterization), genetic-based assays, including Surrogate Genetics, for uses such as [ * ], to discover and develop products such as but not limited to [ * ], for use in human health, animal health, agriculture or other applications, except for infectious diseases caused by bacteria or fungi.

         "EpiGenix Inner Field" shall mean the non-infectious diseases [ * ] portion of the EpiGenix Field that relates to products for [ * ].

         "Development Stage Product" shall mean any compound or potential product entity identified and selected other than by Microcide for development for which formal preclinical testing (such as GLP toxicological and pharmacological studies as well as product substance, product formulation and manufacturing development activities) are being undertaken or are planned to be undertaken reasonably promptly, using reasonable commercial efforts to develop and register the entity as a product.

         "EpiGenix Joint Technology" shall mean the Joint Technology primarily relating to informatics and genome science technology.

         "EpiGenix Technology" shall mean all technology, including Intellectual Property Rights therein, owned or licensed by EpiGenix (other than Joint Technology), including the Assigned Technology, necessary or materially useful in the Microcide Field, which EpiGenix has the right to license to Microcide without obligation (or for which Microcide agrees to pay any

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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sublicensing royalties) as of the Effective Date and during the three (3) years following the Effective Date; provided, however, that such period shall terminate upon the closing of a transaction in which EpiGenix or Microcide shall consummate a Change in Control; provided, further, [ * ].

         "Regulatory Approval" shall mean the granting of all governmental or regulatory approvals required, if any, for the sale of a Licensed Product in a given country or jurisdiction within the Territory, including without limitation, FDA approval in the United States.

         "Surrogate Genetics" shall mean the use of genetically engineered recipient cells, such as, but not limited to bacteria, fungi, worm, fly, or mammalian cells, to create heterologous systems useful for gene-based functional assays for any gene, in applications such as, but not limited to gene discovery, functional genomics, drug screening, phenoprinting and diagnostics.

1.2 Rules of Construction. As used in this Agreement, all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, including any exhibits hereto, as the same may from time to time be amended or supplemented. The word "including" when used herein is not intended to be exclusive and means "including, without limitation." The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement. The terms "party" and "parties" shall refer to Microcide and EpiGenix, individually or collectively. This Agreement has been negotiated by the parties hereto and their respective counsel and shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which party drafted the Agreement being applied in favor of or against either party.

SECTION 2:  LICENSE GRANTS; ASSIGNMENT.

2.1 License from EpiGenix to Microcide. Subject to the rights of third parties heretofore or hereafter existing with regard to technology developed after the Effective Date, and to the extent that it is legally able to do so, EpiGenix grants to Microcide a worldwide, royalty free, perpetual license, under EpiGenix's Intellectual Property Rights in and to the EpiGenix Technology, Assigned Technology, and the EpiGenix Joint Technology for use in: (i) the antibacterial and antifungal portions of the Microcide Field on an exclusive basis for the period of [ * ] after the Effective Date; (ii) the remainder of the Microcide Field on a co-exclusive basis (together with EpiGenix) basis for the period of [ * ] after the Effective Date; and (iii) thereafter on a non-exclusive basis within and outside the Microcide Field; provided, however, that in the event any Intellectual Property Rights are developed that are considered part of the [ * ] program at EpiGenix and not developed pursuant to the Research Collaboration Agreement or other collaboration agreements between EpiGenix and Microcide,

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  the Commission. Confidential treatment has been requested with respect to the
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then Microcide shall obtain no rights to such Intellectual Property Rights. The rights shall include the right to sublicense, and all the customary rights to make, have made, use, offer to sell, sell, have sold, import, export, distribute, and have distributed products using the EpiGenix Technology, Assigned Technology, and EpiGenix Joint Technology.

2.2 License from Microcide to EpiGenix. Subject to the rights of third parties heretofore or hereafter existing and to the extent that it is legally able to do so, Microcide grants to EpiGenix a worldwide, royalty-free, perpetual license, under all Microcide's Intellectual Property Rights, in and to the Licensed Technology and the Microcide Joint Technology for use in: (i) the EpiGenix Inner Field, on an exclusive basis, for the period of [ * ] after the Effective Date;
(ii) the remainder of the EpiGenix Field on a co-exclusive basis (together with Microcide) for the period of [ * ] after the Effective Date; and (iii) thereafter on a non-exclusive basis within and outside the EpiGenix Field. The rights shall include the right to sublicense, and all of the customary rights to make, have made, use, offer to sell, sell, have sold, import, export, distribute, and have distributed products developed using the Licensed Technology, Licensed Patents, and Microcide Joint Technology.

2.3 Assignment. Subject to the license granted in Section 2.1 above, Microcide agrees to irrevocably assign to EpiGenix all right, title and interest in and to the Assigned Technology, and agrees to execute the Assignment Agreement, attached hereto as Exhibit E, concurrently herewith. In addition, Microcide agrees to execute all documents, and to fully cooperate as necessary and as reasonably requested by EpiGenix to effect such assignment.

SECTION 3: PRODUCT DEVELOPMENT.

3.1      Joint Technology Committee.

         (a) Microcide and EpiGenix shall form a Joint Technology Committee which shall meet no less than quarterly or as otherwise mutually agreed to oversee the transfer of technology, coordinate the joint research conducted pursuant to this Agreement, and, prior to the end of any particular calendar year, to establish a work plan for the ensuing calendar year for each party to develop or acquire such technology, including, without limitation, specifying the amount to be paid therefor by each party and the number of full time employees to be assigned to the work plan. A draft of an initial work plan for the first year is set forth hereto as Exhibit D, which will be revised and modified in good faith by the parties to reflect the mutual agreement of the parties over a period not to exceed sixty (60) days from the Effective Date. The Joint Technology Committee will be composed of an equal number of voting representatives from each of Microcide and EpiGenix (not to exceed three (3) representatives per party).

         (b) All decisions of the Joint Technology Committee will require a unanimous vote of such committee. A quorum shall not exist for the purpose of a vote of the Joint Technology Committee unless all members thereof are in attendance. In the event of an inability of the Joint Technology Committee to reach a decision on any issue, then such issue shall be submitted to the CEOs of both parties. In the event that the CEOs are unable to reach a decision on such issue,

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then the matter shall go to arbitration pursuant to Section 11.6 hereto. Any decision by the Joint Technology Committee shall be binding upon the parties.

         (c) Either EpiGenix or Microcide may recommend changes, additions or deletions to any work plan to the Joint Technology Committee which then will consider whether to approve such changes in good faith. Any and all Confidential Information, including Licensed Technology and Assigned Technology as well as Microcide Joint Technology or EpiGenix Joint Technology, shall be provided to the Joint Technology Committee and shall be disclosed to others within EpiGenix or Microcide solely to assist either of them in conducting their respective responsibilities under the Agreement or as necessary to utilize the license rights granted under the Agreement.

3.2 Costs of Joint Technology Committee. In the event that the parties are each located in separate cities, each party shall pay its own travel and lodging expenses incurred in connection with the meetings of the Joint Technology Committee described in Section 3.1, which meetings shall alternate between locations so as to balance travel requirements and expenses. Each party shall use reasonable efforts to cause its respective representatives to attend all meetings of the Joint Technology Committee.

3.3 Joint Technology Development. During the three (3) year period following the Effective Date (the "Joint Development Period"), the parties shall jointly work to develop and utilize Joint Technology; provided, however, that the Joint Development Period shall terminate upon the closing of a transaction in which EpiGenix or Microcide shall consummate a Change in Control. During the Joint Development Period, Microcide shall primarily be responsible for developing molecular diversity and HTS technology, and EpiGenix will primarily be responsible for developing informatics and genome science technology. In the event that the parties cannot agree on the appropriate allocation of payment to develop Joint Technology, either party shall be free to develop or have developed such technology on its behalf, at its own expense, and shall thereafter solely own such technology ("Non-Joint Technology"), subject to the licenses granted pursuant to Section 2 hereto; provided, however, that any license granted under Non-Joint Technology from one party to the other pursuant to Section 2, shall commence on the date that is [ * ] after the Effective Date (the "Non-Joint Technology License Date"); provided, further, that if during such [ * ] the licensee desires to have such license commence prior to the Non-Joint Technology License Date, the licensor shall negotiate in good faith such a license, contingent upon such licensee agreeing to pay a mutually agreed portion of the development costs associated with the development of such Non-Joint Technology.

3.4 Costs of Joint Technology Development. Costs incurred in connection with the development of the Joint Technology will be accounted for and paid as determined by the Joint Technology Committee pursuant to the relevant work plan.

3.5 Permitted Use of Information and Assistance. EpiGenix and Microcide each shall be entitled to use the information and assistance furnished by the other party pursuant to this Section 3 solely as necessary to fulfill the obligations set forth in this Agreement, without incurring any

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

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additional royalty or other payment obligation. All such information and assistance shall be deemed Confidential Information as defined in Section 9.1 hereto.

3.6 Delivery of Materials. Promptly after the Effective Date, and at regular intervals thereafter: (i) Microcide will deliver to EpiGenix all materials owned or licensed by Microcide, which Microcide has the right to license to EpiGenix, that constitute the Licensed Patents, Licensed Technology, Microcide Joint Technology, and Assigned Technology, or as necessary for EpiGenix to exercise its rights thereto; and (ii) EpiGenix will deliver to Microcide all materials and things that constitute the EpiGenix Technology, EpiGenix Joint Technology, or as necessary for Microcide to exercise its rights thereto.

SECTION 4:  OBLIGATIONS OF THE PARTIES

4.1 Non-Compete Obligations of EpiGenix. For a period of [ * ] from the Effective Date of this agreement (the "Non-Compete Period"), EpiGenix agrees that it will not undertake any efforts to discover, develop, commercialize, offer to sell, sell, or distribute (alone or jointly with others, or authorize others to do so) any products in the [ * ] EpiGenix further agrees not to undertake any efforts to discover, develop, commercialize, offer to sell, sell or distribute (alone or jointly with others, or authorize others to do so) products in the [ * ] that utilize, are derived from, based upon or developed using the [ * ] for a period of [ * ] after the Effective Date, and only to the extent that each such technology is not in the public domain and freely available for use at the time.

4.2 Non-Compete Obligations of Microcide. For a period of [ * ] from the Effective Date, Microcide agrees that it will not undertake any efforts to discover, develop, commercialize, offer to sell, sell, or distribute (alone or jointly with others, or authorize others to do so) any products in the [ * ] and for a period of [ * ] thereafter Microcide agrees that it will not undertake any efforts to discover, develop, commercialize, offer to sell, sell, or distribute (alone or jointly with others, or authorize others to do so) any products within the [ * ] in a program area in which EpiGenix has entered into a corporate collaboration or has undertaken an effort consisting of at least [ * ] Microcide further agrees not to undertake any efforts to discover, develop, commercialize, offer to sell, sell, or distribute (alone or jointly with others, or authorize others to do so) products in the [ * ] using (i) [ * ] for a period of [ * ] from the Effective Date, or (ii) [ * ] for a period of [ * ] after the Effective Date, and only to the extent that each such technology is not in the public domain and freely available for use at the time; provided, however, that Microcide may use the [ * ] in the [ * ] Microcide further agrees not to undertake any efforts to discovery, develop, commercialize, offer to sell, sell, or distribute (alone or jointly with others, or authorize others to do so) products in the [ * ] that utilize, are derived from, based upon or developed using the [ * ] for a period of [ * ] after the Effective Date.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the
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4.3 Disclosure. For a period of [ * ] after the Effective Date, each party will promptly disclose to the other, by means of the Joint Technology Committee or otherwise, any new inventions, improvements, derivative works, enhancements, and know-how developed by or for such party and relating to: (i) the [ * ] in the case of Microcide; or (ii) the [ * ] in the case of EpiGenix.

4.4 Inventions. In the event that EpiGenix solely invents or discovers any improvement(s) or modification(s) solely applicable to: (i) Microcide Technology, then ownership therein shall be solely in Microcide; or (ii) EpiGenix Technology, then ownership therein shall be solely in EpiGenix. In the event that Microcide solely invents or discovers any improvement(s) or modification(s) solely applicable to: (x) EpiGenix Technology, then ownership therein shall be solely in EpiGenix; or (y) Microcide Technology, then ownership therein shall be solely in Microcide. Each party shall fully cooperate in assuring that all rights in and to such inventions and discoveries are fully vested in the other party in accordance with this Section 4.4. Each party shall promptly notify the other party of any such inventions or discoveries set forth in this Section 4.4.

SECTION 5:  PATENT PROSECUTION.

5.1 Microcide Rights and Obligations. Microcide will have primary responsibility for prosecuting and paying maintenance fees relating to the Licensed Patents and for filing, prosecuting, and maintaining patent applications relating to the Licensed Technology and Microcide Joint Technology, at Microcide's sole expense, and in any and all countries in Microcide's sole discretion. EpiGenix will cooperate fully with Microcide in connection with all filings and prosecution of the Microcide Joint Technology. In the event that Microcide elects to abandon any patent or claimed invention, or issued patent, or to withhold patenting any disclosed invention, in any country, then Microcide shall provide EpiGenix with at least sixty (60) days prior notice before the applicable deadline or statutory bar of its election not to file, prosecute, or maintain any one of the Licensed Patents or patents or patent applications relating to the Microcide Joint Technology or Licensed Technology. If Microcide makes such election, then EpiGenix will have the right to file, prosecute, or maintain the same at EpiGenix's sole cost and expense, and Microcide will cooperate with EpiGenix's filing, prosecution, and maintenance, as applicable, at EpiGenix's expense.

5.2 EpiGenix Rights and Obligations. EpiGenix will have the primary responsibility for filing, prosecuting and paying maintenance fees relating to the Assigned Technology, EpiGenix Technology, and EpiGenix Joint Technology, at EpiGenix's sole expense, and in any and all countries in EpiGenix's sole discretion. Microcide will cooperate fully with EpiGenix in connection with all filings and prosecution of the EpiGenix Joint Technology. In the event EpiGenix elects to abandon any patent or claimed invention, or issued patent, or to withhold patenting any disclosed invention, in any country, then EpiGenix shall provide Microcide with at least sixty (60) days prior notice before the applicable deadline or statutory bar of its election not to file, prosecute, or maintain any one of the patents or patent applications relating to the Assigned Technology, EpiGenix Technology, or EpiGenix Technology. If EpiGenix makes such

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election, then Microcide will have the right to file, prosecute or maintain the same at Microcide's sole cost and expense, and EpiGenix will cooperate with EpiGenix's filing, prosecution, and maintenance, as applicable, at Microcide's expense.

SECTION 6:  ENFORCEMENT RIGHTS.

6.1 Microcide Rights and Obligations. Microcide will have primary responsibility for enforcing the Licensed Technology, Licensed Patents, and Microcide Joint Technology rights with respect to third party infringers. Microcide shall use diligent, good faith efforts to enforce all Intellectual Property Rights included within the Licensed Technology, Licensed Patents, and Microcide Joint Technology that would be infringed by the manufacture, use or sale by an unlicensed party of products based on, derived from, or incorporating any such Licensed Technology, Licensed Patents, or Microcide Joint Technology (collectively, the "Microcide Rights"). Upon learning of a significant and continuing infringement of any Microcide Rights by a Third Party, Microcide or EpiGenix, as the case may be, promptly shall provide notice to the other party in writing of the fact and shall supply the other party with all evidence possessed by the notifying party pertaining to said infringement(s). Microcide shall have ninety (90) days from the giving of notice under this Section 6.1, or such lesser period of time if a further delay would result in material harm to, or the loss of a material right of EpiGenix, to abate the infringement, or to file suit against at least one of the infringers, at its sole expense, following consultation with EpiGenix. If Microcide does not, within ninety (90) days of the giving of such notice, or such lesser period of time if a further delay would result in material harm to, or the loss of a material right of, EpiGenix, abate the infringement or file suit to enforce the Microcide Rights, EpiGenix shall have the right, at its own expense, to take whatever action it deems appropriate in its own name or, if required by law, in the name of Microcide, to enforce the Microcide Patent Rights. All monies recovered upon the final judgment or settlement of any such suit shall be retained by the party bearing the costs of enforcement of the Microcide Rights.

6.2 EpiGenix Rights and Obligations. EpiGenix will have primary responsibility for enforcing the Assigned Technology, EpiGenix Technology, and EpiGenix Joint Technology rights with respect to third party infringers. EpiGenix shall use diligent, good faith efforts to enforce all Intellectual Property Rights included within the Assigned Technology, EpiGenix Technology, and EpiGenix Joint Technology that would be infringed by the manufacture, use or sale by an unlicensed party of products based on, derived from, or incorporating any such Assigned Technology, EpiGenix Technology, and EpiGenix Joint Technology (collectively, the "EpiGenix Rights"). Upon learning of a significant and continuing infringement of any EpiGenix Rights by a Third Party, EpiGenix or Microcide, as the case may be, promptly shall provide notice to the other party in writing of the fact and shall supply the other party with all evidence possessed by the notifying party pertaining to said infringement(s). EpiGenix shall have ninety (90) days from the giving of notice under this Section 6.2, or such lesser period of time if a further delay would result in material harm to, or the loss of a material right of Microcide, to abate the infringement, or to file suit against at least one of the infringers, at its sole expense, following consultation with Microcide. If EpiGenix does not, within ninety (90) days of the giving of such notice, or such lesser period of time if a further delay would result in material harm to, or the loss of a material right of Microcide, abate the infringement or file suit to


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enforce the EpiGenix Rights, Microcide shall have the right, at its own expense, to take whatever action it deems appropriate in its own name or, if required by law, in the name of EpiGenix, to enforce the EpiGenix Rights. All monies recovered upon the final judgment or settlement of any such suit shall be retained by the party bearing the costs of enforcement of the EpiGenix Rights.

SECTION 7:  REPRESENTATIONS AND WARRANTIES

7.1 Microcide Representations and Warranties. Microcide hereby represents and warrants to EpiGenix that: (i) Microcide has the right to enter into and perform Microcide's obligations under this Agreement and to grant the licenses granted herein; (ii) to the best of Microcide's knowledge and belief, the execution, delivery, and performance of this Agreement does not conflict with, violate, or breach any agreement of Microcide or with Microcide's Certificate of Incorporation or Bylaws; (iii) to the best of its knowledge and belief it owns all unencumbered rights to the Licensed Patents and Assigned Technology; (iv) to the best of Microcide's knowledge and belief it has not received any written communication alleging infringement of any third party Intellectual Property Rights with regard to the Licensed Patents or Assigned Technology.

7.2 EpiGenix Representation and Warranties. EpiGenix hereby represents and warrants to Microcide that: (i) EpiGenix has the right to enter into and perform EpiGenix's obligations under this Agreement and to grant the licenses granted herein; (ii) to the best of EpiGenix's knowledge and belief, the execution, delivery, and performance of this Agreement does not conflict with, violate, or breach any agreement of EpiGenix or with EpiGenix's Certificate of Incorporation or Bylaws.

7.3 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER STATUTORY WARRANTIES.

SECTION 8:  INDEMNIFICATION

8.1 By Microcide. Subject to the provisions of Section 8.3 hereto, Microcide hereby agrees at all times during the Term of this Agreement to be responsible for, and to indemnify, defend and hold harmless EpiGenix from and against any and all claims, actions, proceedings, expenses, liabilities or losses, including reasonable legal expenses and costs, including attorney fees arising from or based on a breach of Microcide's representations and warranties contained in
Section 7.1 hereto.

8.2 By EpiGenix. Subject to the provisions of Section 8.3 hereto, EpiGenix hereby agrees to indemnify, defend and hold harmless Microcide from and against any and all claims, actions, proceedings, liabilities or losses, including reasonable legal expenses and costs, including attorney fees arising from or based on a breach of EpiGenix's representations and warranties contained herein.

8.3 Notification. The parties shall promptly notify each other of any claims or suits with respect to which indemnification is sought. The party requesting indemnification shall permit the indemnifying party to assume the defense of such claims or suits giving rise to the request at the indemnifying party's expense. The requesting party shall cooperate with the indemnifying party in such defense when reasonably requested to do so. No settlement or compromise involving any liability or obligation on the part of a party to this Agreement shall be binding on such party without such party's prior written consent, such consent not to be unreasonably withheld.

8.4 Limitation of Liability. IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY; PROVIDED HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO A BREACH BY EITHER PARTY OF SECTION 9. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

SECTION 9:  CONFIDENTIALITY

9.1 "Confidential Information" shall mean any and all non-public and proprietary information, including, without limitation, information relating to the Intellectual Property Rights of the other party, the Licensed Technology, Licensed Patents, Assigned Technology, EpiGenix Technology, or Joint Technology, and the business plans of the other party, including information provided by either party to the other party prior to the Effective Date, which such party knows or has reason to know are or contain trade secrets or other proprietary information of the other, and which is specifically designated as such and which is disclosed by either party to the other in any form in connection with this Agreement, and if orally disclosed, is reduced in writing and provided to the other party within thirty (30) days of such disclosure. During the term of this Agreement and thereafter, each party shall maintain in confidence all Confidential Information and materials disclosed by the other party and shall not use such Confidential Information for any purpose except as permitted by this Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such party's activities as contemplated in this Agreement. Each party shall obtain a written agreement from any sublicensees, employees, consultants, agents and subcontractors, prior to disclosure, to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement.

9.2 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information that: (i) is or becomes publicly known through no wrongful act of the receiving party; (ii) was already known to the receiving party; (iii) has rightfully been received from a third party not under confidentiality obligations with respect to such information;
(iv) has been independently developed by the receiving party without reference to or use of the other party's Confidential Information; (v) has been approved for release by written authorization of the disclosing party; or (vi) is required to be disclosed by the receiving party pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide reasonable advance notice to enable the disclosing party to seek a protective order or otherwise prevent such disclosure.

9.3 Agreement and Terms Confidential. Unless otherwise agreed to in writing or as necessary to comply with a valid legal order of a court of law or agency of competent jurisdiction or with the rules and regulations promulgated by the Securities and Exchange Commission, both the existence and terms of this Agreement shall be kept confidential by the parties.

9.4 Publication. Both parties agree not to publish any reports or papers, make any public presentation or otherwise publicly disseminate any information relating to any Confidential Information or other documentation or data belonging to the other, and which was received pursuant to the terms of this Agreement without first obtaining written consent of the other party hereto, unless and to the extent disclosure of such documentation or data is necessary to comply with any law or government regulations, and provided further that the non-publishing party is so notified. Both parties also agree to provide each other with a manuscript of any proposed publication or written summary of any proposed oral disclosure at least twenty-one (21) days prior to submission thereof for publication and to incorporate any changes in such manuscript as are necessary to protect the Confidential Information of the non-publishing party. EpiGenix and Microcide may also require the other to include an acknowledgment of its role in any study to be published. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to either party to use in any manner the name of EpiGenix or Microcide or any other trade name or trademark of the other party in connection with the performance of this Agreement.

SECTION 10:  TERM AND TERMINATION

10.1 Term and Expiration. The term of this Agreement shall begin on the Effective Date of this Agreement, and shall end at the expiration of the last-to-expire Licensed Patent, unless earlier terminated pursuant to the provisions of this Section 10. This Agreement may be terminated at any time upon mutual agreement of the parties.

10.2 Termination With Cause. Upon any material breach of this Agreement or the Stock Purchase Agreement by either party, the non-breaching party may terminate this Agreement upon sixty (60) days written notice to the breaching party. The notice shall become effective at the end of the thirty (60) day period unless the breaching party shall cure such breach within such period.

10.3 Bankruptcy of Microcide. All rights and licenses granted under or pursuant to this Agreement by Microcide to EpiGenix in respect of Licensed Patents, Licensed Technology, and Microcide Joint Technology are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "Intellectual Property" as defined under Section 101(57) of the Bankruptcy Code. The parties agree that EpiGenix, as licensee of such rights and licenses, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event that any proceeding shall be instituted by or against Microcide seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking an entry of any order for relief or the appointment of a receiver, trustee or other similar official for it for any substantial part of its property or if it shall take any action to authorize any of the foregoing actions (each "Proceeding"), EpiGenix shall have the right to retain and enforce its rights under this Agreement, including, but not limited to the right to a complete duplicate of (or complete access to, as appropriate) all Licensed Patents, Licensed Technology, and Microcide Joint Technology, if not already in EpiGenix's possession, which shall be promptly delivered to EpiGenix upon any such commencement of a Proceeding upon written request therefore by EpiGenix, unless Microcide elects to continue to perform all of its obligations under this Agreement; or if not otherwise delivered upon rejection of this Agreement by or on behalf of Microcide upon written request therefore by EpiGenix.

10.4 Bankruptcy of EpiGenix. All rights and licenses granted under or pursuant to this Agreement by EpiGenix to Microcide in respect of EpiGenix Technology, Assigned Technology, and EpiGenix Joint Technology are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "Intellectual Property" as defined under Section 101(57) of the Bankruptcy Code. The parties agree that Microcide, as licensee of such rights and licenses, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event that any Proceeding shall be instituted by or against EpiGenix, Microcide shall have the right to retain and enforce its rights under this Agreement, including, but not limited to the right to a complete duplicate of (or complete access to, as appropriate) all EpiGenix Technology, Assigned Technology, and EpiGenix Joint Technology, if not already in Microcide's possession, which shall be promptly delivered to Microcide upon any such commencement of a Proceeding upon written request therefore by Microcide, unless EpiGenix elects to continue to perform all of its obligations under this Agreement; or if not otherwise delivered upon rejection of this Agreement by or on behalf of EpiGenix upon written request therefore by Microcide.

10.5 Effect of Termination. Termination or expiration of this Agreement shall not release any party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other party, or which is attributable to such termination or expiration, nor shall it preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Termination of this Agreement pursuant to Section 10.2 shall not affect any rights or licenses granted to the non-breaching party, which shall survive any such termination. Breach of this Agreement shall constitute a breach of the Stock Purchase Agreement.

SECTION 11:  MISCELLANEOUS PROVISIONS

11.1 Relationship of Parties. It is understood and agreed that both parties hereto are independent contractors and are engaged in the operation of its own respective businesses, and neither party hereto is to be considered the agent or partner of the other party for any purpose whatsoever. Neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party.

11.2 Survival. The provisions of Sections 1, 2, 4 (as stated), 5, 6, 7, 8, 9, 10.5, and 11 shall survive termination or expiration of this Agreement. In the event that this Agreement is terminated by EpiGenix pursuant to Section 10.2, then the provisions of Section 4.1 shall not survive the termination of this Agreement. In the event that this Agreement is terminated by Microcide pursuant to Section 10.2, then the provisions of Section 4.2 shall not survive the termination of this Agreement.

11.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings, and negotiations, whether written or oral between the parties with respect to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document signed by both parties.

11.4 Assignment. Subject to the express provisions regarding the effects of Change in Control, this Agreement shall not be assigned by either party without the prior written consent of the other party, except as part of a sale or transfer, by way of merger or otherwise, of all or substantially all of the business assets of such party to which this Agreement relates, and provided further that the assignee agrees to be bound in writing by all the terms of this Agreement in place of the assignor, or the assignor agrees to remain responsible for the obligations of the assignee pursuant to the terms set forth herein.

11.5 Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of successors in interest and assigns of Microcide and EpiGenix subject to the limitations on assignment.

11.6 Governing Law; Disputes and Alternative Dispute Resolution. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to its principles of conflicts of law. Any dispute or claim arising out of or in connection with this Agreement (unless otherwise set forth herein) shall be resolved in accordance with the provisions set forth herein and attached as Exhibit C attached hereto.

11.7 Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties) and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

11.8 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement.

11.9 Attorney's Fees. In the event of a dispute under this Agreement between the parties, or in the event of any default, the party prevailing in the resolution of any such dispute or default shall be entitled to request a recovery of its attorneys' fees and other costs.

11.10 Notices. Any notice required or permitted by this Agreement to be given to either party shall be in writing and shall be deemed given when delivered personally, by confirmed telecopy to a fax number designated in writing by the party to whom notice is given, or by registered, recorded or certified mail, return receipt requested, and addressed to the party to whom such notice is directed, at:

If to Microcide:  Microcide Pharmaceuticals, Inc.
                  850 Maude Avenue
                  Mt. View, CA  94043
                  Telephone: 650-428-3525
                  Facsimile: 650-428-3534
                  Attention: President and CEO

with a copy to:   Michael O'Donnell, Esq.
                  Wilson, Sonsini, Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA  94304
                  Telephone: 415-493-9300
                  Facsimile: 415-493-6811

If to EpiGenix:   EpiGenix, Inc.                     cc: Joshua Green, Esq.
                  _______________________________    Venture Law Group
                  _______________________________    2800 Sand Hill Road
                  Telephone:_____________________    Menlo Park, CA 94025
                  Fax:___________________________    Telephone: 415-854-4488
                  Attention:_____________________    Fax: 415-854-1121

or at such other address or telecopy number as such party to whom notice is directed may designate to the other party in writing.

11.11 Public Announcements. The parties will cooperate to create appropriate public announcements of the relationship set forth in this Agreement. Neither party shall make any public announcement regarding the existence or content of this Agreement without the other party's prior written approval and consent.

11.12 Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the control of the parties hereto, the party so affected, upon giving prompt notice to the other party shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference.

11.13 Counterparts. This Agreement shall be fully executed in two (2) original counterparts, each of which shall be deemed an original.


                            [Signature page follows.]

         IN WITNESS WHEREOF, authorized officers of each of EpiGenix and Microcide have executed this Agreement as of the date first set forth above.

MICROCIDE                            EPIGENIX, INC.
PHARMACEUTICALS, INC.



By:  [SIG]                          By:  [SIG]
   -------------------------------     -------------------------------
         Name:                               Name:
               -------------------                --------------------
         Title:                              Title:
               -------------------                --------------------

Date:                                        Date:
     -----------------------------                --------------------

                                    EXHIBIT A
                               ASSIGNED TECHNOLOGY

             (TO BE COMPLETED PRIOR TO EXECUTION OF THIS AGREEMENT.)

1.   INTELLECTUAL PROPERTY

1.1. PATENT APPLICATIONS

     [*]

1.2. SURROGATE GENETICS TECHNOLOGY

     [*]

1.3. INFORMATICS TECHNOLOGY

     [*]

1.4. LABORATORY NOTEBOOKS AND OTHER WRITTEN MATERIALS

     1.4.1.   Microcide Notebook [ * ]
     1.4.2.   Microcide Notebook [ * ]
     1.4.3.   Microcide Notebook [ * ]
     1.4.4.   Microcide Notebook [ * ]
     1.4.5.   Microcide Notebook [ * ]
     1.4.6.   Microcide Notebook [ * ]
     1.4.7.   Microcide Notebook [ * ]
     1.4.8.   Microcide Notebook [ * ]
     1.4.9.   Microcide Notebook [ * ]
     1.4.10.  Microcide Notebook [ * ]
     1.4.11.  Microcide Notebook [ * ]
     1.4.12.  Microcide Notebook [ * ]
     1.4.13.  Microcide Notebook [ * ]
     1.4.14.  Microcide Notebook [ * ]
     1.4.15.  Microcide Notebook [ * ]
     1.4.16.  Other notes and written information from [ * ]
     1.4.17.  Business Plan and earlier drafts dated 11/18/97

1.5. CONTRACTS AND COLLABORATIVE AGREEMENTS

     1.5.1.   Collaborative agreement between [ * ] and Microcide
              Pharmaceuticals, Inc.
     1.5.2. Intranet development contract between Vivid Studios and Microcide Pharmaceuticals, Inc.
     1.5.3. Intellectual property resulting from Genetics Consulting Board/Scientific Advisory Board Agreements with [ * ] pertaining to the human genetics program.

     [*]


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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                                LICENSED PATENTS

[ * ]







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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT C

                    ALTERNATIVE DISPUTE RESOLUTION MECHANISM


1.       Mediation

         In the event of any dispute or claim arising out of or related to this Agreement, the parties will attempt in good faith to resolve such dispute or claim by mediation in San Jose, California, in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of the fifteen day negotiation period. Nothing herein, however, shall prohibit either party from initiating arbitration proceedings if such party would be substantially prejudiced by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. The cost of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be reduced to writing, signed by the parties, and shall be binding on them.

2.       Arbitration

         Any dispute or claim arising out of or related to this Agreement, or the interpretation, making, performance, breach, validity or termination thereof, which has not been resolved by negotiation or mediation as set forth above, shall be finally settled by binding arbitration in San Jose, California, under the Commercial Arbitration Rules and the Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (together with "AAA Rules") by one arbitrator appointed in accordance with the AAA Rules.

         This Agreement shall be governed by the law of the state of California. The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitrator shall have the power to decide all questions of arbitrability. The arbitration proceedings shall be governed by federal arbitration law and by the AAA Rules, without reference to state arbitration law. At the request of either party, the arbitrator will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator.

         The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including, without limitation, AAA administrative fees, arbitrator fees, travel expenses, out-of-pocket expenses (including, without limitation, such expenses as copying, telephone, facsimile, postage, and courier fees), witness fees, and reasonable attorneys' fees.

                                    EXHIBIT D

                                 1998 WORK PLAN




[ * ]




-------

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT E

                                   ASSIGNMENT


     THIS ASSIGNMENT, is by and between MICROCIDE PHARMACEUTICALS, INC. ("Assignor"), a corporation duly organized under and pursuant to the laws of Delaware, and having a principal place of business at 850 Maude Ave., Mt. View, CA 94043, and ICONIX PHARMACEUTICALS, INC., a corporation duly organized under and pursuant to the laws of Delaware, and having a principal place of business at 850 Maude Ave., Mt. View, CA 94043 ("Assignee").

     WHEREAS, Assignor is desirous of assigning all of its right, title, and interest in and the issued patents, pending patent applications, and invention disclosures listed in Schedule A attached hereto, including any U.S. or foreign patents that issue thereon (the "Patents") to Assignee; and

     WHEREAS, Assignee is desirous of acquiring the entire right, title and interest in and to said Patents;

     NOW THEREFORE, in consideration of good and sufficient considerations, the receipt of which is hereby acknowledged, said Assignor has sold, assigned, transferred and set over, and by these presents does sell, assign, transfer and set over, to Assignee, its successors, legal representatives and assigns, the entire right, title and interest in and to the above-referenced Patents, and any and all Letters Patent or Patents in the United States of America and all foreign countries which may be granted therefor and thereon, and in and to any and all divisions, continuations, and continuations-in-part of said application, and reissues and extensions of said Patents, and all rights under the International Convention for the Protection of Industrial Property, the same to be held and enjoyed by said Assignee, for its own use and behoof and the use and behoof of its successors, legal representatives and assigns, to the full end of the term or terms for which Patents may be granted, as fully and entirely as the same would have been held and enjoyed by the Assignor, had this sale and assignment not been made.

     AND for the same consideration, said Assignor hereby covenants and agrees to and with said Assignee, its successors, legal representatives and assigns, that, at the time of execution and delivery of these presents, said Assignor is the sole and lawful owner of the entire right, title and interest in and to the above-referenced Patents, and that the same are encumbered and that said Assignor has good and full right and lawful authority to sell and convey the same in the manner herein set forth.

     AND for the same consideration, said Assignor hereby covenants and agrees to and with said Assignee, its successors, legal representatives and assigns, that said Assignor will, whenever counsel of the said Assignee, or the counsel of its successors, legal representatives and assigns, shall advise that any proceeding in connection with said Patents in any country, including interference proceedings, is lawful and desirable, or that any division, continuation or continuation-in-part of any application for Patent, or any reissue or extension of any Patent, to be obtained thereon, is lawful and desirable, sign all papers and documents, take all lawful oaths, and do all acts necessary or required to be done for the procurement, maintenance, enforcement and defense of such Patents, without charge to said Assignee, its successors, legal representatives and assigns, but at the cost and expense of said Assignee, its successors, legal representatives and assigns.

     AND said Assignor hereby requests the Commissioner of Patents to issue said Patents of the United States to said Assignee as the Assignee of said inventions and the Patents to be issued thereon for the sole use and behoof of said Assignee, its successors, legal representatives and assigns.

Date:  January 14, 1998            Assignor:  /s/ James E. Rurka
                                             -----------------------------

                                   By:       James E. Rurka
                                             -----------------------------
                                             (Name)

                                   Its:      President & CEO
                                             -----------------------------
                                             (Title)

                                    EXHIBIT F

                                   DEFINITIONS


The MOLECULAR DIVERSITY CORE TECHNOLOGY AREA includes work related to maintaining and continuing the expansion of the synthetic compound and the natural products library and follow-up work on screening hits identified from the libraries. [ * ]

The HIGH THROUGHPUT SCREENING CORE TECHNOLOGY AREA includes work related to both the enabling and the actual task of high throughput screening. [ * ]

The INFORMATICS CORE TECHNOLOGY AREA includes work related to computational support for research programs and corporate administration. [ * ]

The GENOME SCIENCES CORE TECHNOLOGY AREA includes work related to the [ * ]


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.